EXHIBIT 10.33
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of December 23, 2013, between PVH B.V., a private limited liability company organized under the laws of the Netherlands (“PVH Europe” and, together with its affiliates, including, without limitation, its indirect parent corporation, PVH Corp. (the “Company”; the Company shall refer to PVH Europe or PVH Corp. (“PVH”) or PVH and its affiliates and subsidiaries, including PVH Europe, collectively, as the context may require), and FRED GEHRING (the “Executive”).

W I T N E S S E T H
WHEREAS, the Company and the Executive have previously entered into that Amended and Restated Employment Agreement with the Executive, dated as of July 23, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to clarify the Executive’s title after the Transition Date (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.Amendment of Section 1(c)(iii). Section 1(c)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(iii)    In addition to the duties and responsibilities outlined in paragraphs (A), (B), (C) and (D) of Section 1(c)(i), it is acknowledged and agreed that during the term of this Agreement, the Executive is expected to train a successor chief executive officer of PVH Europe and transition his responsibilities to such person no later than the third anniversary of the Effective Date. The Executive shall report regularly to the principal executive officer of PVH (“PVH’s CEO”) on the progress of the development of the Executive’s successor, provide for appropriate interactions between the successor and PVH’s CEO, and make a recommendation to PVH’s CEO as to when the Executive believes that his successor is ready to succeed him; provided, however, that in no event shall a transition take place prior to the first anniversary of the Effective Date. Upon the confirmation by PVH’s CEO that the successor is ready to assume the Executive’s duties, the Executive shall transition to the role of “Chairman, Tommy Hilfiger” and “Vice Chairman, PVH Corp.” (or such other title(s) as may be mutually agreed upon) and shall no longer hold the title of “Chief Executive Officer, Tommy Hilfiger” or “Chief Executive Officer, PVH International Operations” as of a date established by PVH’s CEO (the “Transition Date”). The parties acknowledge and agree that whether or not the Executive resigns as managing director of PVH Europe in connection with the transition, this Employment Agreement will continue following the Transition Date and will not automatically terminate as a result of the Executive no longer being a managing director of PVH Europe following the Transition Date, unless they agree otherwise at that time. In his new role, the Executive shall be involved in establishing the overall strategy of PVH Europe but shall no longer be responsible for day-to-day operations of PVH Europe. The Executive shall also serve as an advisor to his successor as chief executive officer of PVH Europe and to PVH’s CEO on matters related to PVH and such other responsibilities as may be mutually agreed to by PVH’s CEO and the Executive. Following the Transition Date, the Executive’s working hours shall be reduced to 50% of his working hours prior to the Effective Date (although the Executive’s responsibilities may from time to time require that the Executive’s working hours be adjusted by plus or minus 10%) or approximately two to three days per business week. Following the Transition Date, the Executive may regulate his working hours and work location as he reasonably determines, so long as he continues to satisfy his responsibilities pursuant to this Agreement.

3.Continued Effectiveness of the Employment Agreement. The Employment Agreement is and shall continue to be in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

4.Miscellaneous.

(a)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)    This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PVH B.V.

By: /s/ Michiel Rubenkamp
Name: Michiel Rubenkamp
Title: Director

/s/ Fred Gehring
Fred Gehring

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